Exhibit 99

CACI Appoints Michael A. Daniels to Board of Directors

Industry Leader Brings Track Record of Building and Growing Profitable Organizations

Arlington, Va., May 13, 2013 - CACI International Inc (NYSE:CACI) announced today that it has appointed Michael A. Daniels to CACI’s Board of Directors. A recognized leader in the global information solutions and services industry, Mr. Daniels brings more than 25 years of experience in building and growing profitable organizations. His experience includes serving as chairman of Network Solutions, senior vice president at Science Applications International Corporation (SAIC), and chairman of the Northern Virginia Technology Council, the largest technology council in the U.S.

Mr. Daniels currently serves on the Board of Directors of the Northern Virginia Technology Council (past chairman), GlobalLogic (chairman), the Logistics Management Institute (chairman), Invincea (chairman), and Mercury Systems. He has also served with the Defense Advanced Research Projects Agency, as a senior White House advisor on international technology, and as a senior advisor to the National Security Council.

According to CACI Executive Chairman and Chairman of the Board Dr. J.P. (Jack) London, “CACI’s Board of Directors has a long history as a governing body of highly qualified and credentialed professionals, and the Board’s selection of Michael Daniels gives us another experienced industry veteran to help us lead CACI into the future. We welcome him and look forward to leveraging his considerable expertise in information solutions and services, along with his solid track record of growing businesses, to enhance our Board’s strong focus on governance and continue our unwavering commitment to shareholder value.”

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian clients. A member of the Fortune 1000 Largest Companies and the Russell 2000 Index, CACI provides dynamic careers for approximately 15,300 employees working in over 120 offices worldwide. Visit www.caci.com.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially  from those anticipated include, but are not limited to, the risk factors set forth in CACI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and other such filings that CACI makes with the Securities and Exchange Commission from time to time. Any forward-looking statements should not be unduly relied upon and only speak as of the date hereof.

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Corporate Communications and Media:	Investor Relations:
Jody Brown, Executive Vice President, Public Relations	David Dragics, Senior Vice President, Investor Relations
(703) 841-7801, jbrown@caci.com	(866) 606-3471, ddragics@caci.com

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